CODE OF ETHICS AND BUSINESS CONDUCT EXPERTS WITH IMPACT

A LETTER FROM OUR PRESIDENT AND CEO, STEVEN H. GUNBY

Dear Colleagues,

Over the last 30 years, FTI Consulting has grown to become a market-leading global consulting firm by serving as a trusted advisor to our clients in both good and bad times. As trusted advisors, our clients look to us to protect their interests with unquestionable integrity.

Our Code of Ethics and Business Conduct is designed to help us meet this expectation. This Code reflects our corporate values, outlines our collective intentions with respect to how we conduct global business activities and addresses important laws and policies that apply to our day-to-day interactions with key constituents.

Direct and honest communications and behavior are critical to the success of our firm. By committing to those behaviors and following this Code, we will continue to protect and strengthen our reputation.

I urge each of you to familiarize yourself with the elements of this document. It may not address every situation you encounter, but it will help you make the right decisions. If you are not sure how the Code applies to a particular circumstance, or if you see something that you believe violates this Code, I encourage you to contact our Chief Risk & Compliance Officer, our General Counsel or our Human Resources Department. You will never be punished or retaliated against for making an honest, accurate report of your suspicions or concerns.

It is an honor to be a part of this terrific group of individuals, a group that aspires to enhance our Company's reputation each and every day. I look forward to working with each of you as we continue to strengthen our firm's legacy as an unparalleled business partner.

Sincerely,

Steven H. Gunby
President and CEO
FTI Consulting, Inc.

i FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT (Approved February 20, 2018; Effective February 21, 2018)

FTI CONSULTING, INC. CORE VALUES

FTI CONSULTING, INC. CORE VALUES Since its founding, FTI Consulting has dedicated itself FTI Consulting’s institutional reputation relates directly to providing its clients with market leading manage- to our individual commitment to professional responsi- ment consulting advisory services, performed in bility as well as professional excellence. Our continued accordance with the highest ethical standards. By status as a trusted and respected advisor to the busi- consistently delivering sophisticated and innovative ness community and the law firms that serve it, as well solutions to the challenging and complex issues that as to institutions in the public sector, depends in large impact enterprise value, FTI Consulting has earned its measure on our adherence to the highest standards of reputation as a premier consulting firm. professionalism, independent judgment, expert advice and accountability. These bedrocks of our corporate culture are reflected in our Company values. INTEGRITY I act with integrity I am committed to continuous CREATIVITY improvement I am committed to quality and ACHIEVEMENT accountable for results I welcome diversity and RESPECT differences of opinion EMPATHY I support others iii FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

TABLE OF CONTENTS

A LETTER FROM OUR PRESIDENT AND CEO, STEVEN H. GUNBY i

FTI CONSULTING, INC. CORE VALUES iii

INTRODUCTION TO OUR CODE OF ETHICS AND BUSINESS CONDUCT 2

Getting to Know Our Code 2

Scope of Our Code 2

Complying with Our Code, Laws and Regulations 3

OUR RESPONSIBILITIES UNDER THE CODE 5

Understanding Our Shared Responsibilities 5

Accepting Additional Responsibilities as Managers 5

ADDRESSING OUR QUESTIONS AND CONCERNS 7

Seeking Advice and Making Reports 7

Investigations of Reports 7

No Retaliation at FTI Consulting 8

Notice of Whistleblower Rights of Employees 8

Consequences 8

RESPECT FOR OUR COLLEAGUES 10

Diversity 10

Equal Opportunity and Nondiscrimination 10

Harassment 10

Workplace Relationships 11

Upholding Human Rights 11

Substance Abuse 12

Pornography 12

Providing Consistent, Quality Services 14

PROTECTING CONFIDENTIAL INFORMATION AND OBSERVING CAREFUL COMMUNICATIONS PRACTICES 16

Complying with Data Protection Laws 16

Protecting Personal Employee Information 16

Preserving Third-Party Information 17

Protecting FTI Consulting's Confidential Information 18

Prohibition Against Trading on Inside Information 18

Coordinating Our Corporate Communications 19

Social Media 19

IDENTIFYING AND DISCLOSING PERSONAL CONFLICTS OF INTEREST 21

Financial Interests 21

Offering and Accepting Gifts and Entertainment 21

Outside Business Activities 23

Business with Friends and Family Members 24

Corporate Opportunities 24

Personal Use of Corporate Property and Corporate Information 24

COMPLYING WITH LAWS 26

Anti-Corruption Laws 26

Abiding by U.S. and International Competition Laws 27

Abiding by Economic Sanctions and Anti-Boycott Laws 27

Preventing Money Laundering and Terrorist Financing 28

Abiding by Export Control Laws 28

RESPECT FOR OUR STOCKHOLDERS AND THE PUBLIC 30

Protecting Our Company Against Fraud and Theft 30

Truthful and Accurate Reporting 31

Records Management and Document Retention 31

PROTECTING FTI CONSULTING ASSETS AND PROPERTY 33

Proper Expenditures 33

Protecting Intellectual Property 33

Using FTI Consulting Technology Resources 34

OUR ROLE IN THE COMMUNITY 36

Charitable Contributions 36

Political Contributions and Campaigning 36

Lobbying 36

Employing Sustainable Practices 36

WAIVERS AND AMENDMENTS OF OUR CODE 38

INTRODUCTION TO OUR CODE OF ETHICS AND BUSINESS CONDUCT

INTRODUCTION TO OUR CODE OF ETHICS AND BUSINESS CONDUCT GETTING TO KNOW OUR CODE If the answer to any of the above questions is not a resounding “Yes,” you should reconsider your While working at FTI Consulting, Inc. and its subsid- proposed course of action and seek guidance. iary companies and affiliates (“FTI Consulting” or our “Company”), all of us are expected to perform Similarly, if the answer to any of the below ques- our work with integrity, honesty and purpose. These tions is other than a resounding “No,” you should principles are reflected in this Code of Ethics and stop immediately. Business Conduct (our “Code”). Our Code, as well as • Would I be embarrassed if my actions were reported other FTI Consulting policies and procedures, should publicly? be followed at all times, wherever we do business or • Would FTI Consulting suffer any potentially negative interact with the public. consequences due to my actions? Our Code is a guide for making sound decisions in complex situations. It provides information, support SCOPE OF OUR CODE and resources to help us act ethically and comply with FTI Consulting’s reputation and continued success the laws and regulations that affect our business. Our depend on our integrity and accountability, as indi- conduct is the foundation of our reputation, and our viduals and as an institution. For this reason, our individual business decisions help us to maintain the Code applies to all of us, including all FTI Consulting trust we have built with our clients and other stake- worldwide employees, officers and outside directors holders. For this reason, we have a continuing respon- (collectively known as “personnel”). Our Company sibility to understand and comply with our Code and also expects all agents, vendors, contractors, consul- other Company polices, and seek guidance where tants, business partners and all third-party represen- appropriate. Our Company also encourages us to tatives to uphold similar standards when working with report violations that we observe. This is an important our clients and representing our Company around dimension of accountability. the world. In short, we must all live up to the ethical If you are ever unsure whether an action or decision is standards outlined in our Code. ethical and acceptable under our Code, ask yourself: • Am I adhering to the spirit and meaning of all appli- cable laws, regulations and our Code and Company policies? • Do my actions reflect the highest standards of honesty, integrity and accountability? • Is my decision responsible and in furtherance of long- and short-term Company goals? • Are my actions explainable and justifiable to my colleagues, managers, senior management, clients and other stakeholders? 2 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

INTRODUCTION TO OUR CODE OF ETHICS AND BUSINESS CONDUCT COMPLYING WITH OUR CODE, LAWS AND REGULATIONS FTI Consulting conducts business in many countries throughout the world. As a global organization, we must know and follow the laws and regulations that apply to our work in all locations where we operate. Because we are a public company based in the United States, United States laws govern our business oper- ations and conduct. However, the global reach of our business means we are subject to the laws of other countries as well. If you ever have a question about which legal standard to follow, seek guidance from FTI Consulting’s Legal department before taking action. FTI Consulting will use all reasonable means to prevent and immediately halt the occurrence of conduct that violates our Code. Anyone who directly or indirectly performs, facilitates, condones or approves of any illegal or unethical conduct will be subject to disciplinary measures, consistent with applicable laws and regulations. 3 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

OUR RESPONSIBILITIES UNDER THE CODE

OUR RESPONSIBILITIES UNDER THE CODE UNDERSTANDING OUR ACCEPTING ADDITIONAL SHARED RESPONSIBILITIES RESPONSIBILITIES AS We are all expected to read, understand, stay apprised MANAGERS of and comply with our Code, all other Company Holding a management position at FTI Consulting policies, and all applicable laws and regulations. Keep means accepting an additional set of responsibilities. in mind that this Code reflects general principles to Our managers, at all levels, are expected to demon- guide us in making ethical decisions. It is not intended strate a strong commitment to professionalism and to address every situation that may arise. In situations to lead by example. If you are a manager, you must: where customary conduct is at odds with our Code, • Act as a role model to inspire ethical conduct and other Company policies or applicable local laws or compliance by others. regulations, we must comply with the more stringent standard. Any violation of law or regulations will also • Ensure that all of your direct reports understand be considered a violation of our Code. If you have their responsibilities under this Code. questions, or if you are unsure of which rule to follow, • Create an “open-door” environment where your you may seek guidance from your manager, segment direct reports and other FTI Consulting colleagues or region leader, the Chief Risk & Compliance Officer, feel comfortable asking questions or making reports. or the Legal department. • Encourage your colleagues to voice their opinions and concerns about Company policies and internal For your convenience, the Code contains references practices. to many, but not all, policies that are available on our Company’s website or FTI Atlas. In addition to asking • When your direct reports or other colleagues raise a concern, escalate it appropriately. questions, we should all refer to these resources for additional guidance. • Consider professionalism and accountability to be an integral part of the performance evaluations of your direct reports. • Supervise your direct reports to ensure compliance with this Code, other Company policies and proce- dures, and applicable laws and regulations. As a manager, you must also ensure that FTI Consulting individuals who voice their opinion or make reports are informed of FTI Consulting’s non-retaliation policy. Further, take appropriate action if you witness an act of retaliation or suspect one has occurred, and report such conduct immediately to your manager, segment or region leader or FTI Consulting’s Chief Risk & Compliance Officer. 5 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

ADDRESSING OUR QUESTIONS AND CONCERNS

ADDRESSING OUR QUESTIONS AND CONCERNS SEEKING ADVICE AND The Helpline is staffed by an outside company and is available 24 hours a day, 7 days a week. Reports to the MAKING REPORTS Helpline may be made on a confidential or anonymous If you become aware of an actual or potential violation basis where local law allows, and the information will of this Code, another corporate policy or any appli- be relayed to FTI Consulting for further investigation. cable law or regulation, you are strongly encouraged Please note, however, that it may be more difficult for to report it promptly (managers are required to do our Company to thoroughly investigate reports that are so), where allowed by applicable law. Making such made anonymously. For this reason, you are encour- a report may allow FTI Consulting to manage the aged to share your identity when making a report. consequences of any illegal or unethical act before it becomes a bigger issue. It can also stop a situation See also FTI Consulting’s Policy on Reporting from escalating. In addition, timely reporting helps FTI Concerns and Non-Retaliation. Consulting to assess the operation of its risk manage- ment programs and procedures and to prevent future INVESTIGATIONS OF misconduct. REPORTS You can ask questions or raise concerns in We are each expected to cooperate fully in any inter- several ways: nal or external investigation. Our Company will treat reported information in a confidential manner to the • Your Manager extent permitted by local laws and consistent with • Our Human Resources Department good business practices, and will always uphold our • Our Chief Risk & Compliance Officer commitment to our non-retaliation policy. The Legal department • When making an internal report, you can also • The FTI Consulting Integrity Helpline: expect the following: ——In the U.S. by calling 1-866-294-3576 • Your report will be handled promptly. ——In the United Kingdom, by calling applicable toll • Your report will be verified for accuracy and free number: completeness. –– 0-500-89-0011 United Kingdom (C&W) or • You may receive follow-up communications request- –– 0-800-89-0011 United Kingdom (British ing additional information. Telecom) Please refrain from conducting your own investiga- –– At the prompt dial 866-294-3576 tion. Such actions could compromise the integrity ——From a country other than the U.S. or UK, by of our Company’s investigation. Any unauthorized following the instructions for filing a report on the investigation is strongly discouraged and may result Internet (described below) until you reach the FTI in disciplinary action. If you are asked to participate Consulting landing page. On that page, click the in any investigation other than by Human Resources link for the list of international access codes to or the Legal Department of FTI Consulting, whether find the telephone number for your location. internal or external, you must contact FTI Consulting’s • Via the web: www.fticonsulting.ethicspoint.com General Counsel immediately. 7 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

ADDRESSING OUR QUESTIONS AND CONCERNS NO RETALIATION AT proceedings, (3) prohibits an employee from collect- ing any financial incentives in connection with any of FTI CONSULTING the foregoing activities, or (4) requires notification to, FTI Consulting strictly prohibits acts of retaliation or prior approval by, FTI Consulting or its affiliates in against any person for providing information in good connection with any of the foregoing activities. faith regarding any conduct that you believe consti- tutes a violation of law or this Code, or assisting in an See also FTI Consulting’s Policy on Reporting investigation. Acting in “good faith” means that you Concerns and Non-Retaliation come forward with all of the information you have and believe you are giving a sincere and complete report. CONSEQUENCES In other words, it does not matter whether your report Violations of our Code, policies or the law may carry turns out to be true, as long as you deliver it honestly. serious consequences for the individuals involved An individual who makes a report in bad faith, or and our Company. Those engaging in unethical or who retaliates against a person for making a report illegal behavior, or who otherwise violate our Code and or participating in an investigation in good faith, may policies, and those who direct, condone, approve or be subject to disciplinary action, up to and including facilitate such behavior, may be subject to disciplinary termination, as local law permits. Anyone making a action, up to and including termination, subject to report in bad faith may also be subject to disciplinary local laws. Furthermore, such behavior places all of action, as local law permits. us at risk of damaged reputation, hinders our profes- sional prospects, and may subject us—as individuals See also FTI Consulting’s Policy on Reporting and as an institution—to fines and civil or criminal Concerns and Non-Retaliation liability. NOTICE OF WHISTLEBLOWER RIGHTS OF EMPLOYEES Nothing in this Code of Conduct or other FTI Consulting policy or employee handbook, or in any applicable employment, restrictive covenants, sever- ance, release or other written agreement between an employee and FTI Consulting or its affiliates, (1) prohibits an employee from making reports, charges or complaints of possible violations of law or regu- lations to a government agency in accordance with any applicable legal whistleblower protection law, even if doing so would require an employee to share confidential or other proprietary information of the Company, (2) prevents an employee from making truthful statements to any such government agency in response to legal process, required governmen- tal testimony or filings, or administrative or arbitral 8 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

RESPECT FOR OUR COLLEAGUES

RESPECT FOR OUR COLLEAGUES DIVERSITY HARASSMENT For our Company to succeed as a global professional In addition, our Company does not tolerate harass- services firm, we must strive to reflect the diversity of ment. Harassment can take many forms, including the communities in which we operate. That means we verbal remarks, physical advances or visual displays, must maintain a workplace atmosphere that attracts, and may come from colleagues, managers, vendors, develops and retains people from various back- contractors or clients. The legal definition of harass- grounds. If we do not treat one another with respect, ment may vary depending on where we are doing we will not maintain a comfortable and professional business, but such behavior always has the purpose atmosphere. Our professionalism is vital to building or effect of creating an intimidating, offensive or our Company’s reputation and retaining our diverse demeaning environment for another person. It is a talent base. Together, we must strive to create a work- form of discrimination and, as such, has no place at place that is free from discrimination and harassment. FTI Consulting. See also your applicable Employee Handbook It is important to note that harassment can be sexual or non-sexual in nature. Sexual harassment EQUAL OPPORTUNITY AND may include: NONDISCRIMINATION • Unwanted advances Discriminating against someone for his or her traits • Inappropriate touching is a violation of our Code, Company policies and, • Sexually suggestive comments or jokes in some cases, the law. Such actions have no place • Requests for sexual favors within FTI Consulting. FTI Consulting does not • Inappropriate comments about another’s discriminate against others on the basis of race, color, appearance gender, age, sexual orientation or identity, national origin, ethnicity, religion, marital status, pregnancy, Non-sexual harassment may include: physical or mental disability or veteran status. Our Offensive comments Company makes employment-related decisions • based on merit. To be clear, “employment-related • Jokes or pictures related to race, religion, ethnicity, decisions” include those involving the hiring, place- gender or age ment, promotion, demotion, transfer, training, compensation, benefits and termination of personnel. In order to keep harassment out of our workplace, we must be sure that our comments and actions See also your applicable Employee Handbook are appropriate and respectful. If you feel that you have experienced or observed any discriminatory or harassing behavior, you are encouraged to disclose the situation to the Chief Human Resources Officer, your manager, segment or region leader, or FTI Consulting’s General Counsel, immediately. See also your applicable Employee Handbook 10 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

RESPECT FOR OUR COLLEAGUES

QUESTION

Danica was recently awarded a senior position within her department after years of exemplary service. In her previous role, Danica showed strong leadership and ingenuity, helping facilitate necessary developments and offering key recommendations for improvement. She is proud of the work she's done, and feels her promotion is deserved. Kate, one of Danica's colleagues, was also considered for the position, and feels angry that Danica was chosen over her. She proceeds to make comments—both to other FTI Consulting personnel and to Danica herself—that suggest Danica shared an inappropriate personal relationship with the hiring manager. The rumors become more aggressive, and many mischaracterizations of Danica's character are made. Danica is mortified, and Kate's insinuations are making it difficult for her to focus on her work. What should she do?

ANSWER

Danica should report the situation to her manager or the Chief Human Resources Officer immediately. Kate is engaging in harassing behavior, succeeding in creating a hostile environment and making Danica uncomfortable. All FTI Consulting personnel deserve to contribute to a positive, respectful workplace. It is difficult for us to meet our commitments to our Company and other stakeholders if we do not first meet our commitments to each other. False and harassing statements detract from the integrity of our Company's business and undermine our effectiveness as a team. Danica does not need to endure this harassment.

WORKPLACE RELATIONSHIPS

A consenting romantic or sexual relationship between a supervisor/manager and an employee, between two colleagues or between a client and employee may lead to complications and difficulties for all concerned: the individuals involved, the Company and any client affected by this relationship.

Any such relationship, therefore, may be contrary to the best interests of the Company. Accordingly, the Company strongly discourages such relationships and any conduct (such as dating between a supervisor/manager and employee or a client and an employee) that may reasonably be expected to lead to a romantic or sexual relationship. Should such a relationship arise, you may be required to report or disclose it. Please consult your Employee Handbook for instructions.

See also your applicable Employee Handbook

UPHOLDING HUMAN RIGHTS

As part of our commitment to our global community, we uphold individual human rights in all of our operations and we oppose the use of modern slavery in all forms. This means, in part, that we provide reasonable working hours and fair wages for those who work on our behalf. FTI Consulting has a zero-tolerance policy for the use of child or forced labor, or human trafficking practices. Further, we will not knowingly do business with subcontractors, business partners or vendors who violate these practices. FTI Consulting could be held accountable for the conduct of these individuals and entities. Therefore, if you have reason to believe any third party is engaging in any of the above practices, report the misconduct immediately. For more information, contact FTI Consulting's Chief Risk and Compliance Officer.

With respect to labor and employment matters, we adopt and adhere to the following principles set forth in the UN Global Compact:

11 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

RESPECT FOR OUR COLLEAGUES PRINCIPLE 1: Businesses should support and respect VIOLENCE the protection of internationally proclaimed human rights. Acts of threats or violence interfere with our commit- ment to health and safety and will never be tolerated. PRINCIPLE 2: Businesses should make sure that they Any threatening behavior, even if made in a seemingly are not complicit in human rights abuses. joking manner, must be reported immediately. Also, PRINCIPLE 3: Businesses should uphold the freedom weapons are never permitted on any FTI Consulting of association and the effective recognition of the right premises. If you or someone you know is in immediate to collective bargaining. danger, call local law enforcement authorities imme- diately. Then, report the matter internally through PRINCIPLE 4: Businesses should uphold the elimina- normal channels. tion of all forms of forced and compulsory labor. PORNOGRAPHY PRINCIPLE 5: Businesses should uphold the effective abolition of child labor. It is not permissible to possess, distribute, or view pornographic material on FTI Consulting property, or PRINCIPLE 6: Businesses should uphold the elimination of use FTI Consulting equipment (including computers) discrimination in respect of employment and occupation. to obtain or view such materials. You are strongly encouraged to report the existence of pornography SUBSTANCE ABUSE on the Company’s systems or premises to Human The work we perform for FTI Consulting requires us Resources so that appropriate action may be taken, to have sharp, clear minds. Therefore, we must never including notification of the proper authorities. report to work under the influence of drugs, alcohol See also FTI Consulting’s Policy on Acceptable Use of or any other substance that may impair our ability to Technology Resources work safely and productively. Our Company prohibits the possession, use, sale, purchase or distribution of any illegal drugs or controlled substances by any employee, consultant or contractor on Company premises, during working hours or when conducting Company business. Lawfully prescribed medications are allowed to be used while at work, provided that their use does not adversely affect job performance or our safety. While FTI Consulting may permit limited alcohol use at approved Company events, you must always use good judgment and exercise moderation in these situations. See also your applicable Employee Handbook 12 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

SERVING OUR CLIENTS AND BUSINESS PARTNERS

SERVING OUR CLIENTS AND BUSINESS PARTNERS PROVIDING CONSISTENT, QUALITY SERVICES QUESTION Julian is making a sales pitch to a major health- At FTI Consulting, we compete effectively and with care organization and feels confident about his enthusiasm. There is no room for unfair or unethical representation of FTI Consulting’s restructuring business practices in what we do. We must remain services. After his presentation, the floor is open honest in all of our sales, marketing, advertising and to discussion, and Julian is engaged in a lively, business pursuits. We must not take unfair advantage optimistic debate. However, as Julian is adding in of anyone through manipulation, concealment, abuse his final comments, he misspeaks, prompting an of privileged information or any other intentional additional question from the potential client, to unfair practices. We must make only factual and truth- which he does not know the answer. Not wanting ful statements about FTI Consulting and the excep- to lose momentum or come across as incompe- tional services we offer. We should each be familiar tent, Julian fabricates a response he does not with the marketing and advertising review procedures know to be true. Is this truly detrimental? that apply to our work. ANSWER Yes. Inevitably, we face situations where we may not feel certain about the answers we are expected to provide. The appropriate response to these situations is honesty. Julian should avoid the potential spread of misinformation by amending his previous statement, or agreeing to follow up with the potential client when he has all of the facts. False statements and prom- ises not only affect future business with our clients—they affect FTI Consulting’s reputation for integrity. 14 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

PROTECTING CONFIDENTIAL INFORMATION AND OBSERVING CAREFUL COMMUNICATIONS PRACTICES

PROTECTING CONFIDENTIAL INFORMATION AND OBSERVING CAREFUL COMMUNICATIONS PRACTICES COMPLYING WITH DATA See also FTI Consulting’s Data Privacy Policy; FTI Consulting’s Information Security Policy; FTI PROTECTION LAWS Consulting’s Policy on Acceptable Use of Technology Many countries have unique legal requirements Resources; FTI Consulting’s Incident Response and governing the use, disclosure and/or privacy of data Reporting Policy; FTI Consulting’s HIPAA Privacy and information (for example, the EU General Data Compliance Policy; regional and local privacy-related Protection Regulation (“GDPR”), the U.S. Health policies Insurance Portability and Accountability Act (“HIPAA”), etc.). We are committed to the consistent applica- PROTECTING PERSONAL tion of data privacy and data protection laws when EMPLOYEE INFORMATION processing personal data. We are required to ensure that personal information is processed with due care As FTI Consulting personnel, we recognize and to prevent any misuse or unauthorized access. protect the confidentiality of employee medical and personnel information. Such information must not be All processing of personal data, such as, data on shared or discussed inside or outside FTI Consulting, employees, business partners, clients and suppliers, except as required by law or appropriate legal process, must be in compliance with applicable data protection or in connection with an appropriate, lawful business laws. In addition, we are obliged to ensure that we: use, or as authorized by the employee. Disclosure of such information to anyone outside FTI Consulting • Keep confidential information safe from loss, theft, under any other circumstances must be approved by or accidental disclosure. the Legal department, or, in countries where applica- • Comply with all applicable data protection laws and ble, a Data Protection Officer. regulations, as well as all applicable FTI Consulting policies regarding data processing and data transfer. Nothing in this policy is intended to or shall prohibit • Implement information security safeguards any non-supervisory employee from discussing designed to protect personal information. the employee’s wages or terms and conditions of employment with any other individual, entity, union or • Collaborate with our business partner’s on ensuring governmental agency. Further, nothing in this policy data security and in investigating and responding to is intended to or shall prohibit any conduct protected data protection breaches, if they occur. by Section 7 of the U.S. National Labor Relations Act More specific information about the use of data or other applicable labor law, and an employee will and information appear in the sections below and not be subject to disciplinary action or other adverse in other FTI Consulting policies. If you are unsure of employment action for engaging in such protected local requirements, or have other privacy-related activity. questions, you should contact your manager, FTI Consulting’s Chief Risk & Compliance Officer, the Legal department, or, in countries where applicable, a Data Protection Officer. 16 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

PROTECTING CONFIDENTIAL INFORMATION AND OBSERVING CAREFUL COMMUNICATIONS PRACTICES

PRESERVING THIRD-PARTY INFORMATION

To uphold our Company's reputation and best serve our clients, FTI Consulting is committed to protecting the privacy of third-party information as vigilantly as we do our own. This means we must collect, use and safeguard client information as we would our own confidential information. We must never share the material, non-public information of our clients with a third party or any colleague who does not have a business need to know it.

We must also take steps to prevent the accidental disclosure of client information. In the rare event that such a disclosure should occur, we must follow established Company procedures for addressing the situation. Similarly, in the event of a potential data compromise incident, immediately contact Information Security, your segment or region leader and the Legal department. Never share any details about the incident with others, internally or externally, who do not have a business or legal need to know it.

Many countries have unique legal requirements governing the use, disclosure and/or privacy of client information. If you are unsure of local requirements, or have other privacy-related questions, you should contact your manager, FTI Consulting's Chief Risk & Compliance Officer, or the Legal department.

See also FTI Consulting's *Information Security Policy*; FTI Consulting's *Policy on Acceptable Use of Technology Resources*; FTI Consulting's *Incident Response and Reporting Policy*; FTI Consulting's *HIPAA Privacy Compliance Policy*

QUESTION

Alyssa, a Healthcare Analyst, has a large amount of confidential data pertaining to several of FTI Consulting's largest clients. The nature of her work requires her to travel frequently, and oftentimes she updates her records electronically while commuting between locations. As her schedule has become increasingly hectic, Alyssa even finds herself discussing client data on calls while at the airport or riding the train. Should she be taking any additional precautions when working with this information?

ANSWER

Yes. While it may be tempting to conduct FTI Consulting work while commuting, it is important to understand that our conversations in airports, on trains or in other open areas are not private. Anyone may overhear a vital piece of confidential information regarding our clients or our Company. Similarly, others may be able to view private data on our laptops or other electronic devices. In this instance, Alyssa must take steps to limit the information she discusses on calls, never disclosing confidential client information in a place where others may overhear. She must wait until she is in a private location, with a secure network connection or encryption capabilities, before working on sensitive client documents. By taking these steps, we maintain our clients' trust and protect the integrity of their private information.

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PROTECTING CONFIDENTIAL INFORMATION AND OBSERVING CAREFUL COMMUNICATIONS PRACTICES

PROTECTING FTI CONSULTING'S CONFIDENTIAL INFORMATION

Confidential information generated and gathered in our business is a valuable Company asset. Protecting this type of information plays a vital role in FTI Consulting's success, and it must be maintained in strict confidence, unless otherwise required to be disclosed by law or our Company. Our responsibility to protect proprietary and confidential information continues even after leaving FTI Consulting. This means that you must return all such information in your possession upon your departure. Further, you may never disclose such information to a new employer, no matter how much time has passed since your employment with FTI Consulting has ended.

Refer to *Protecting Intellectual Property* at page 33 of this Code for additional information.

To ensure that FTI Consulting's confidential information, including its intellectual property, is properly protected, none of us may disclose it to anyone outside of FTI Consulting, except when authorized or legally required to do so (as noted elsewhere, this does not apply to discussion of your wages or the terms and conditions of employment). We also cannot discuss this information with colleagues who do not have a business need to know it. Take care not to lose, misplace or leave confidential information (or technologies containing such information) unattended. In addition, never discuss this information where those who do not have a business need to know it might overhear—such as elevators, airport terminals, trains, restaurants and Company break rooms.

See also FTI Consulting's *Information Security Policy*; FTI Consulting's *Policy on Acceptable Use of Technology Resources*; FTI Consulting's *HIPAA Privacy Compliance Policy*.

PROHIBITION AGAINST TRADING ON INSIDE INFORMATION

While working on behalf of FTI Consulting, we may become aware of material, non-public information about our Company, our clients or other companies. Material, non-public information (also known as "inside information") is information about a company that is not known to the general public and that could influence a typical investor's decision to buy, sell or hold that company's securities. Information stops being "non-public" when it has been effectively disclosed to the public and a reasonable waiting period has passed to allow the information to be absorbed by the marketplace.

Buying or selling securities of a company while you possess inside information is a criminal offense in many countries, including the U.S., and is prohibited by Company policy. This applies to stock, options, debt securities or any derivative securities of FTI Consulting, Inc., as well as our clients and vendors. Further, if you reveal inside information to anyone, including family or household members, and that person then buys or sells securities (or passes the information on to someone else that buys or sells securities), you may be liable for "tipping."

FTI Consulting maintains extensive policies on whether and how we may trade in Company and client securities. Your business practice group may adopt additional requirements and restrictions on your personal trading due to your job responsibilities or the laws of the jurisdiction in which you are located. If you have any doubt whether non-public information you possess is material, do not trade on that information and contact FTI Consulting's Chief Risk & Compliance Officer or the Legal department.

See also FTI Consulting's *Policy on Inside Information and Insider Trading*.

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PROTECTING CONFIDENTIAL INFORMATION AND OBSERVING CAREFUL COMMUNICATIONS PRACTICES COORDINATING OUR CORPO- as such usage and communications comply with our Code. If you do not know whether you have been authorized RATE COMMUNICATIONS to use social media for FTI Consulting-related purposes, Only authorized persons can speak as representatives contact the Head of Investor Relations and Corporate of FTI Consulting on matters of Company business. Communications. As noted elsewhere, the rules set out in this section are not intended to prohibit discussion of your From time to time, we may receive inquiries from repre- wages or the terms and conditions of employment. sentatives in the news media, analysts or investment community regarding, among other things, our clients, Limited personal use of social media is allowed, our financial results, our business strategy, or issues provided: related to employees and other matters. Unless you are • Only approved personnel can speak for FTI Consulting specifically designated by FTI Consulting to handle such • Identify yourself as a FTI Consulting employee when requests (or unless the request concerns wages or terms personally participating on social networking sites and conditions of employment), you should not respond if you are discussing FTI Consulting’s business and to them. Instead, forward such inquiries to the Head related industry topics of Investor Relations and Corporate Communications immediately. Similarly, you should forward all informa- • Personal recommendations are personal tion requests from any government or regulatory body to • Personal use of FTI Consulting equipment for social FTI Consulting’s General Counsel immediately (you are media purposes must comply with applicable policies not required to do so for requests related to wages or the • Do not accept payment to blog outside of your work terms and conditions of employment). for FTI Consulting You may also receive invitations from professional, If you disclose confidential Company information through industry, media or other groups or organizations—often social media or networking sites, delete your posting imme- referred to as “expert networks”—to consult on matters diately and report the disclosure to the Chief Information relating to FTI Consulting or the industries and businesses Officer, as well as the Chief Risk & Compliance Officer. we service. These expert networks may ask us to partic- ipate in telephone consultations, in-person meetings Due to the highly sensitive nature of our business and the or educational events to benefit their clients and other laws that apply to our work, even seemingly harmless parties. Participation in such activities is generally prohib- disclosures could prove damaging to FTI Consulting or our ited (exceptions require written pre-approval from the clients. If you believe you have witnessed the inappropriate Chief Risk & Compliance Officer or the General Counsel). use of FTI Consulting’s technologies or electronic commu- nications in social media, notify the Head of Investor See also FTI Consulting’s Policy on Disclosure Controls Relations and Corporate Communications immediately. SOCIAL MEDIA If you have any questions about using Company tech- nology resources for social media, consult with FTI Social media affords us many opportunities through which Consulting’s Head of Investor Relations and Corporate to engage our stakeholders. However, we may use social Communications. media—including blogs, podcasts, discussion forums, and social networks—for FTI Consulting-related business See also FTI Consulting’s Social Media Policy and purposes only when properly authorized, and only as long Acceptable Use Policy 19 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

IDENTIFYING AND DISCLOSING PERSONAL CONFLICTS OF INTEREST

IDENTIFYING AND DISCLOSING PERSONAL CONFLICTS OF INTEREST

All of us are responsible for acting in FTI Consulting's best interests at all times. As much as possible, we must avoid situations in which our personal interests and loyalties are—or appear to be—incompatible with those of our Company or are influenced by personal gain or benefit. Situations that benefit a family member or other related third party should also be avoided. However, these situations—called *"conflicts of interest"*—do arise on occasion. When this happens, report the conflict immediately. Reporting allows FTI Consulting to mitigate any possible adverse consequences.

As a rule, when acting on FTI Consulting's behalf, we should always put our Company's interests ahead of our own. Exceptions to conflict of interest situations will only be granted by the express written consent of FTI Consulting's Chief Risk & Compliance Officer. If you have questions about any of these policies or need to discuss a potential conflict, you should consult with your manager, segment or region leader or FTI Consulting's Chief Risk & Compliance Officer.

While it is not possible to describe every situation that could give rise to a conflict of interest, some of the more common conflict of interest situations are outlined below.

FINANCIAL INTERESTS

Our Company respects our right to manage our personal finances. However, some outside financial interests may improperly influence—or could be appear to influence—your performance at FTI Consulting. This influence may arise, for example, because of the amount of an investment or the particular organization in which you invest, such as an FTI Consulting competitor, client, vendor or other business partner. Subject to other FTI policies and applicable insider trading laws, investing in a client, vendor or competitor may be permissible, but you should consider carefully whether such an investment would generate the appearance of a conflict. You must disclose any such relationships before directly or indirectly investing in or conducting business with such person or entity.

OFFERING AND ACCEPTING GIFTS AND ENTERTAINMENT

Business gifts and entertainment are commonly exchanged to develop and encourage strong working relationships with our clients, vendors and other business partners. In order to avoid even the appearance of a conflict of interest, good judgment and moderation should always serve as our guides in these situations. Giving or receiving a gift or offer of entertainment is not an appropriate activity if it creates a sense of obligation, puts us in a situation where we may appear biased, or is done with the intent to influence a business decision.

"Gifts" are usually goods and services, but can be defined as any item of value. For example, when the person offering a meal or entertainment is not attending the event, it is considered a gift. We may give or accept a gift only when it meets *all* of the following criteria:

- Nominal or otherwise reasonable in value and not lavish
- Infrequent
- In good taste
- Unsolicited
- Not cash or a cash equivalents
- Not restricted or prohibited by the terms of any applicable contract

If you are giving the gift, make sure it comports with a client's gift policy. It is important to be certain of this *before* giving any gifts.

21 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

IDENTIFYING AND DISCLOSING PERSONAL CONFLICTS OF INTEREST

"Entertainment" includes meals and events where both the person offering and the person accepting attend, such as meals or sporting events. The entertainment should advance an FTI Consulting business purpose. Just as with gifts, we may give or accept entertainment only when it fits *all* of the above standards.

If you are offered or are offering a gift or a form of entertainment that does not meet these guidelines, you must obtain written approval before accepting or giving it by contacting your manager or segment or region leader and FTI Consulting's Chief Risk & Compliance Officer.

Keep in mind that the United States Foreign Corrupt Practices Act (the "FCPA"), the UK Bribery Act and other local laws and regulations govern the giving of gifts and entertainment to government officials. The UK Bribery Act and various laws in other jurisdictions also criminalize gifts and payments to private persons under certain circumstances. Please also see the "Adhering to Anti-Corruption Laws" section of this Code—as well as the *Anti-Corruption Policy*—for more details.

QUESTION

Yvonne manages FTI Consulting's relationships with several healthcare organizations. During the holiday season, one such organization sends Yvonne a traditional gift basket to thank her for her tireless service and dedication to facilitating superior communication. Attached to the basket, however, is an envelope containing a U.S. $50 gift card to a moderately-priced, local restaurant. Yvonne knows that, while the basket is likely an acceptable gift, the gift card is a cash equivalent and is therefore prohibited under Company policy. What should she do?

ANSWER

Yvonne should contact her supervisor or FTI Consulting's Chief Risk & Compliance Officer to discuss the gift. While she may be able to retain the gift basket, assuming its retail value is reasonable and such gifts from this organization are infrequent, FTI Consulting's policy prohibits us from accepting cash or cash equivalents. By reporting the gift, Yvonne allows FTI Consulting to evaluate the gift, and avoids the appearance of accepting a bribe.

22 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

IDENTIFYING AND DISCLOSING PERSONAL CONFLICTS OF INTEREST OUTSIDE BUSINESS ACTIVITIES QUESTION Adrian has worked for our Company for several A conflict of interest may arise if an employee engages years as a consultant. During his tenure, he has in an outside activity that may be inconsistent with compiled a vast amount of critical research and FTI Consulting’s business interests. It is our respon- analysis. Currently, Adrian is working with an sibility to avoid situations in which our loyalty to FTI old friend from his graduate program to launch Consulting, or availability to perform our job duties an independent consulting firm, using data he’s when required, could be compromised. Questions collected and analyzed through his work for regarding outside activities should be directed to FTI our Company and its clients. Since he plans to Consulting’s Chief Risk & Compliance Officer. operate on weekends and after-hours, Adrian believes this will not affect his work for FTI If you are invited to participate as a member of the Consulting, and is therefore not a conflict. Is he board of directors of a for-profit entity, you must correct? notify the Chief Risk & Compliance Officer who will help to analyze the potential for conflict. You must also contact the Chief Risk & Compliance Officer before taking on outside employment in an area in ANSWER which FTI Consulting provides services or that involve No. While it sounds as though Adrian’s outside the professional skills you use as an FTI Consulting employment hours would not affect the amount employee. of time he is able to devote to FTI Consulting, his business venture still creates a conflict of Your participation in trade associations, professional interest. Not only would Adrian’s independent societies, charitable institutions or quasi-government firm likely be in direct competition with our organizations on a non-compensated basis will gener- Company; he would also be misappropriating ally not give rise to a conflict of interest. However, you and making improper use of confidential should inform the Chief Risk & Compliance Officer Company information. At a minimum, Adrian if the activity is similar to services provided by FTI should contact FTI Consulting’s Chief Risk & Consulting or if it might be contrary to the interests of Compliance Officer to discuss the situation FTI Consulting or its clients. before acting. 23 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

IDENTIFYING AND DISCLOSING PERSONAL CONFLICTS OF INTEREST BUSINESS WITH FRIENDS CORPORATE OPPORTUNITIES AND FAMILY MEMBERS While performing work on behalf of our Company, A conflict of interest can also arise if you or your we each have a duty to put FTI Consulting’s inter- family member has a personal or financial interest ests ahead of our own. This means never taking for in a company that is an FTI Consulting client, poten- yourself (or for the benefit of friends and family) tial client, vendor, potential vendor or competitor. opportunities that are discovered in the course of FTI A conflict may also arise if you or a family member Consulting employment or through our connections has an interest in a transaction between or among at FTI Consulting, or that are developed through the such parties and FTI Consulting, or an FTI Consulting use of corporate property or information, unless FTI competitor. The same holds true if you have a family Consulting has already been offered the opportunity member or related party who works for a competi- and informed you that in writing that it will not pursue tor or client. If you find yourself in such a situation, the opportunity. remove yourself from the process and report the situation to FTI Consulting’s Chief Risk & Compliance PERSONAL USE OF Officer, as well as your supervisor right away. If you are CORPORATE PROPERTY AND instructed to proceed, you must not use your position CORPORATE INFORMATION to influence the decision, negotiation or contract in a You should never use FTI Consulting assets, property, manner that could directly or indirectly benefit you or information or position for improper personal gain, your family member/friend in any way. or otherwise compete with our Company. You may In addition, it is important to avoid directly or indi- not divert Company property or Company person- rectly supervising family and friends. When a personal nel to work on your outside business interests. This or family relationship between FTI Consulting person- includes using Company letterhead for personal nel exists—especially if it is also a reporting relation- correspondence. ship—it may appear that the subordinate is receiving preferential treatment or favoritism. For this reason, you should never be placed in a position where you have direct decision-making authority over a family member, or vice versa. Our Company also discourages indirect employment relationships between family members. Remember, we must avoid even the appearance of bias. If such a situation arises, you must disclose the facts to your manager or segment or region leader promptly. See also your applicable Employee Handbook 24 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

COMPLYING WITH LAWS

COMPLYING WITH LAWS We must comply with the laws that apply to us wher- A “bribe” or improper payment can be anything of ever we conduct business. Some of these laws are value, including: discussed below. • Cash payments ANTI-CORRUPTION LAWS • Charitable donations • Loans We never use, support or promote corrupt practices in Travel expenses the locations where we do business. Many countries • have enacted anti-corruption laws, and we abide by • Gifts and entertainment them wherever we work. These include the US Foreign • Other favors Corrupt Practices Act (“FCPA”), the UK Bribery Act, and other laws, including laws implementing the In short, any payment or anything of value given with OECD Convention Against Corruption, the United the intent—or even the apparent intent—to improp- Nations Convention Against Corruption and local erly influence decisions, obtain information, obtain jurisdictional laws and regulations. These laws gener- or retain business, secure services or induce others ally prohibit bribery of “Government Officials,” and to take actions favorable to FTI Consulting, is bribery, some also criminalize bribery of private persons. and is never allowed. In general, anti-corruption laws specifically prohibit Anti-corruption laws are complex, and the conse- making, promising, offering or authorizing any bribe quences of violating these laws are severe. For this or kickback in order to obtain an improper business reason, you should avoid any activity that could advantage. Our Company will not tolerate any form be construed as corrupt. Keep in mind that FTI of improper payments. Just as we cannot make Consulting has an extensive Anti-Corruption Policy, improper payments on FTI Consulting’s behalf, we available on FTI Consulting’s website and FTI Atlas, also cannot engage an agent or any type of third party with which we all must be familiar and comply with in to make an improper payment for us. FTI Consulting full. Refer to this policy for more information on what also prohibits “facilitating payments,” which are small constitutes a “bribe,” “kickback,” “government official” payments made to individual officials to expedite and “payment,” as well as other relevant information. routine government actions. You may also discuss any concerns you have relating to anti-corruption laws with FTI Consulting’s Chief Risk & Compliance officer or the Legal Department. See also FTI Consulting’s Anti-Corruption Policy 26 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

COMPLYING WITH LAWS

ABIDING BY U.S. AND INTERNATIONAL COMPETITION LAWS

Competition laws (also called "antitrust laws" in some countries) are designed to preserve a level playing field for all businesses. As such, they promote open and fair competition and prohibit any agreement or practice that unreasonably restrains trade. FTI Consulting complies with competition laws wherever we do business. In general, avoid entering into agreements relating to competitively sensitive matters (such as fixing pricing or market share) or with competitors unless you have been specifically authorized to do so by your manager or practice leader in consultation with the Legal department. Violations of competition laws may subject both the individuals involved and our Company to severe consequences. Report any questionable incident regarding competitively sensitive matters to FTI Consulting's Chief Risk & Compliance Officer or the Legal department immediately.

ABIDING BY ECONOMIC SANCTIONS AND ANTI-BOYCOTT LAWS

It is our Company's policy to fully comply with:

- U.S. and other applicable laws and regulations prohibiting or restricting transactions with certain designated foreign governments, entities, persons, or end-uses, and
- U.S. anti-boycott laws.

To this end, we may not:

- Conduct any transaction involving prohibited entities or persons (e.g., those listed on various U.S. and UK Government lists – see http://www.state.gov/strategictrade/redflags/)
- Travel on Company business to any of the countries subject to U.S sanctions prohibiting such travel without first obtaining clearance from FTI Consulting's Chief Risk & Compliance Officer
- Retain a third party (e.g., agents, sales representatives, distributors, contractors) to conduct any of the above actions

In addition, under U.S. law, we must not cooperate with any request concerning unsanctioned foreign boycotts or related restrictive trade practices. This means we cannot take any action, furnish any information or make any declaration that could be viewed as participation in an illegal foreign boycott. There are severe penalties for violation of these laws, making them all the more important to follow. FTI Consulting is required to report any suspected boycott requests to the U.S. government. You should immediately notify FTI Consulting's Chief Risk & Compliance Officer if you suspect you have received any form of a boycott-related request for information, whether oral or written.

QUESTION

Nigel is providing business advice to a client. During the course of the engagement, the client asks Nigel for help in acquiring an Iranian company. Can Nigel provide the requested assistance?

ANSWER

Nigel should immediately consult with the Chief Risk & Compliance Officer or the Legal department. Iran is subject to broad U.S. sanctions and our ability to accept work that involves Iran is limited. In addition, to the extent new parties are added to an engagement, it may be necessary to run an updated conflicts check.

27 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

COMPLYING WITH LAWS PREVENTING MONEY ABIDING BY EXPORT LAUNDERING AND CONTROL LAWS TERRORIST FINANCING As a global company, we deliver our product offerings FTI Consulting is dedicated to the fight against money and services all over the world. It is therefore critical laundering and terrorist financing. These illicit activi- that we comply carefully with all applicable laws and ties have become the focus of considerable attention regulations that regulate our international trading by governments, international organizations and law activity. We must understand and follow the laws enforcement agencies around the world. This is an relating to exports or imports from and to the U.S. and issue that our Company takes extremely seriously. other jurisdictions. “Money laundering” is the process by which criminal An “export” occurs when a product, service, tech- funds are moved through the financial system in order nology or piece of information is shipped to a person to hide all traces of their criminal origin. “Terrorist in another country. An export can also occur when financing” refers to the use of funds that may come technology, technical information or software is from legitimate or criminal sources but are destined provided in any way (including verbally, in the case of for terrorist organizations. information) to a non-U.S. citizen located in either the U.S. or a third country. Before engaging in exporting It is extremely important that we know and comply activity, you are expected to verify the eligibility of with all laws and regulations aimed to halt money both the location of delivery and the recipient. You also laundering and terrorist financing. To do this, must obtain all required licenses and permits, and pay we must be vigilant and exercise good judgment all proper duties. when dealing with unusual or suspicious client transactions. This, of course, means never alert- “Import” activity, or bringing the goods we purchase ing an organization or individual with whom you from a foreign or external source into another coun- have a relationship of any impending or ongoing try, is also generally subject to various laws and investigation against them. You also have a duty regulations. Specifically, this activity may require the to alert FTI Consulting’s Chief Risk & Compliance payment of duties and taxes, as well as the submis- Officer or the Legal department about any situa- sion of certain filings. tion that seems inappropriate or suspicious. If you For more information on prohibited locations, entities have further questions or concerns, contact FTI or persons generally, please direct any questions or Consulting’s Chief Risk & Compliance Officer. concerns to FTI Consulting’s Chief Risk & Compliance Officer or the Legal department. I 28 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

RESPECT FOR OUR STOCKHOLDERS AND THE PUBLIC

RESPECT FOR OUR STOCKHOLDERS AND THE PUBLIC PROTECTING OUR COMPANY AGAINST FRAUD AND THEFT QUESTION Raquel is responsible for preparing her FTI Consulting’s reputation depends on the integ- department’s quarterly financial reports and rity of all of our actions and dealings. In addition, we is generally quick to detect and correct any are committed to protecting FTI Consulting’s reve- irregularities. These are usually the result of nue, property, and other assets. Accordingly, fraud, rushed entries and clerical errors, and don’t theft, negligence and waste are never tolerated. This often require much of Raquel’s time to fix. This includes asset theft, as well as the falsification of quarter, however, Raquel is noticing persistent information and financial statement fraud. Any such irregularities that seem much more complex— conduct is considered a disciplinary offense and may even intentional. She finally pinpoints the source result in stronger consequences. of the misreported revenue, and has no doubt that these entries are part of a larger fraudulent Acts of fraud may include the intentional conceal- act. Should she speak up? ment of facts with the purpose of deceiving or misleading others. Fraud may also include: • Misstatements arising from fraudulent financial reporting (such as improper revenue recognition, ANSWER overstatement of assets or understatement of Yes. Raquel has identified a clear pattern of liabilities) fraud in her team’s financial reporting, and must report her suspicions immediately. It • Misstatements arising from misappropriation of assets (such as wire fraud, fictitious vendors) is not enough to simply correct the entries, if doing so is even possible. One or more of • Expenditures and liabilities for improper purposes Raquel’s colleagues is knowingly maintaining • Fraudulently obtained revenue and assets, or the improper records, which is behavior that must avoidance of costs and expenses be corrected and appropriately disciplined. • Fraud in our fulfillment of disclosure obligations Raquel herself will not face any retaliation for • Expense fraud making such a report in good faith, even if the investigation proves that no misconduct FTI Consulting has created a control environment occurred. intended to prevent, detect and mitigate the risk of fraud. We are encouraged to bring to the attention of the Chief Financial Officer any opportunities or motives for fraud not adequately covered by existing controls. Any concerns regarding fraud or financial irregularities should be brought to the immediate attention of the Chief Financial Officer, the Chief Risk & Compliance Officer, or the Legal department. 30 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

RESPECT FOR OUR STOCKHOLDERS AND THE PUBLIC TRUTHFUL AND ACCURATE RECORDS MANAGEMENT REPORTING AND DOCUMENT RETENTION We must each do our part to make certain that the Managing our records is a critical component to financial documents our Company discloses to the building trust with our clients, regulators and stock- public are both accurate and honest. While it may not holders. Such records include all electronic, emailed, seem as though some of the information we generate imaged and paper documents created, received and has an impact on our Company’s financial records, we maintained as evidence or information used by our all play a role in ensuring this important duty is fulfilled. Company for legal, regulatory, accounting and busi- Therefore, every piece of data or information that we ness purposes. Effectively managing these records submit in Company records—including personnel, time allows us to meet our business needs and ensure and expense reports, by client and jurisdiction, and our records are available when needed. In addition, it safety records—must be absolutely honest, accurate helps us comply with all applicable laws and regula- and complete. We must follow our Company’s system tions and preserve any relevant documents in case of of internal controls and all applicable accounting litigation, audits or investigations. requirements when recording this data. We must also We all must follow the records management practices submit appropriate engagement and contract docu- and policies and retention schedules in the locations mentation, at all times. where we operate. A “legal hold” applies to records In addition, we are responsible for reporting financial connected with subpoenas seeking information and transactions accurately, completely, fairly, and in a actual or anticipated litigation or regulatory action. timely and understandable manner. We are expected You must retain and preserve—not destroy—all to ensure that the data we provide for the prepara- records that may be responsive until you are advised tion of financial statements, regulatory reports and how to proceed by FTI Consulting’s Legal department. publicly-filed documents complies with all applica- If you become aware of a subpoena or pending or ble accepted accounting principles, as well as FTI threatened legal or regulatory action, or if you believe Consulting’s internal control procedures and other that someone has improperly concealed, altered applicable disclosure rules. Our stockholders rely on us or destroyed a record, you should report it to FTI to fulfill these duties in order to accurately reflect our Consulting’s Legal department. Company’s operations and financial condition. Anyone who intentionally makes a materially false or mislead- ing report, or falsifies financial information—directly or indirectly—is subject to disciplinary action to the fullest extent allowed by law. The same is true of anyone who makes a payment or establishes an account on behalf of FTI Consulting with the understanding that such payment or account will be used in a way other than as described in supporting documentation. See also FTI Consulting’s Policy on Disclosure Controls; FTI Consulting’s Anti-Corruption Policy 31 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

PROTECTING FTI CONSULTING ASSETS AND PROPERTY

PROTECTING FTI CONSULTING ASSETS AND PROPERTY

PROPER EXPENDITURES

We are all accountable for the proper expenditure of Company funds within our responsibilities. This includes Company money spent on travel or other business expenses. Please consult FTI Consulting's expense reimbursement policy, or contact your manager or segment or region leader with any questions you may have.

See also FTI Consulting's *Travel & Expense Administration and Reimbursement Policy*

PROTECTING INTELLECTUAL PROPERTY

You may have access to FTI Consulting's intellectual property ("IP") through the course of your work. This information is considered valuable Company property, and an asset we must protect. It includes "trade secrets"—data that gives FTI Consulting a competitive advantage. Such confidential information could be harmful to our Company if disclosed. This includes information communicated in both written and electronic documents, as well as verbal conversations. Some examples of trade secrets include:

- Client lists
- Terms and conditions, rates or fees offered to certain clients
- Marketing and strategic plans
- Financial data
- Pricing information and costs
- Processes
- Technological developments, including information systems and computer software

IP also includes intangible property such as copyrights, patents, trademarks, design rights, logos and brands. The law protects our rights to this property as it does other forms of physical property. To the extent permissible by law, the rights to all IP created with Company materials, on Company time, at our Company's expense or within the scope of our duties belong to FTI Consulting.

We must never knowingly infringe upon the intellectual property rights of others. Be especially cautious when preparing advertising or promotional materials that use the name, logo or printed materials of another company, or when operating a software program on an FTI Consulting computer.

QUESTION

Samir is a User Experience Designer for FTI Consulting, and a member of an extensive network of design professionals. He often meets with a few of his contacts outside of the office to go over mockups and receive critical feedback in improving his work product. The individuals with whom Samir meets do not conduct business with our Company, but Samir values their outside opinions and does not feel that FTI Consulting's confidential information is being compromised in any way. Is his assumption correct?

ANSWER

No. The work that Samir performs on behalf of FTI Consulting—including any comps or mockups he creates—is considered Company property. Due to the proprietary nature of these materials, Samir should not be sharing them with outside parties who do not have a business need to see them. Doing so—even with trusted contacts—could put our Company's confidential information at risk. Instead, Samir should talk to his manager about obtaining feedback internally within an authorized group setting.

33 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

PROTECTING FTI CONSULTING ASSETS AND PROPERTY USING FTI CONSULTING Violation of these policies may be grounds for disci- pline, including possible termination, as local laws TECHNOLOGY RESOURCES permit. Additional questions about the appropriate We are all responsible for properly and appropriately use of the FTI Consulting technology resources should using FTI Consulting technology resources, including be directed to your manager or the enterprise infor- the e-mail system, the Internet, and Company-issued mation security and privacy team. mobile devices and computers. The technology and hardware that our Company provides to us, or See also FTI Consulting’s Acceptable Use Policy gives us access to use, is FTI Consulting property. Incidental personal use of such resources is allowed QUESTION as long as the usage does not interfere with your job Leila, who works in accounting, has informed her performance or the performance of any other FTI colleagues of a recent fundraiser for her son’s Consulting employees, and would not otherwise harm after-school program. Having received little the Company. support by word of mouth, Leila has decided to Because these technology resources belong to FTI launch an e-mail campaign to garner additional Consulting, subject to applicable law, you should donations. She sends out a daily email to her not have any expectation of privacy while they are team, including testimonials from other donors assigned to your care, even for personal use. This and a lengthy personal appeal. It’s for a good includes e-mail and instant messages and anything cause, and Leila is not a manager, so there is no you create, store, send or receive on the technology added pressure on FTI Consulting personnel. Is resources. While our Company does not actively Leila allowed to do this? monitor our personal communications, it may access e-mails and other personal information as local laws permit. FTI Consulting may also monitor the use of its ANSWER technologies to the extent allowed by law. No. FTI Consulting’s technology resources must As a rule, when using any Company technology not be used to solicit for this cause. Leila does resources, we should always conduct ourselves not need to hold a management role for her professionally and courteously. In addition to follow- actions to produce unwanted pressure on her ing all discrimination and harassment policies, we colleagues. Sending out e-mail reminders to her may not use the technology resources to solicit for team—especially in excess—is an inappropriate religious or political causes, commercial enterprises, use of Company e-mail and time, and is likely outside organizations or other activities that are unre- distracting to her team. Leila should solicit her lated to our responsibilities at FTI Consulting. E-mail son’s fundraiser in her personal time, and avoid and other electronic communications generated pressuring her colleagues to contribute. on FTI Consulting computer networks are subject to discovery in litigation or a regulatory inquiry, as applicable local laws provide. We should exercise due care and common sense in all of our electronic communications. 34 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

OUR ROLE IN THE COMMUNITY

OUR ROLE IN THE COMMUNITY CHARITABLE CONTRIBUTIONS LOBBYING We have the power to make a positive difference in Lobbying activities may require disclosure and the communities where we live and work through may be subject to specific rules. The term “lobby- our volunteer and charitable activities. While we are ing” covers many kinds of activity. You may be encouraged to support our communities by making engaged in lobbying if your work involves: personal charitable contributions, if you wish to give • Contacts with legislators, regulators, executive on behalf of FTI Consulting, you must never do so branch officials or their staffs in an effort to improperly gain or retain a business • Communications with government officials advantage. You must also obtain all proper approvals prior to making a donation on behalf of FTI Consulting. • Efforts to influence legislative or administrative action For more information on the proper procedures • Providing gifts or entertainment to government for donations and obtaining approval, consult officials the “Donations to Charities” section of the Anti- Corruption Policy, your practice leader or FTI If you intend to engage in lobbying work on behalf Consulting’s Chief Risk & Compliance Officer. of FTI Consulting or its subsidiaries, as opposed to a client engagement within and subject to internal See also FTI Consulting’s Anti-Corruption Policy; FTI procedures of your practice, you must discuss any Consulting’s Charitable Giving and Matching Gift Policy such activities with FTI Consulting’s Chief Risk & POLITICAL CONTRIBUTIONS Compliance Officer. AND CAMPAIGNING EMPLOYING SUSTAINABLE As employees, we may participate in the political process PRACTICES on our own time and in compliance with local laws. We demonstrate our dedication to the communities However, these activities are subject to many rules where we work by considering the environment in all around the world. Therefore, no Company funds, assets, of our business activities. We aim to act as environ- services, time, equipment or facilities may be contributed, mental stewards when conducting business on our whether directly or indirectly, to any politician, candidate Company’s behalf. This means that we must comply for political office, political party, political action commit- with all applicable environmental laws and regulations, tee or political cause without the prior written approval of as well as any guidelines set forth by our Company. FTI Consulting’s Chief Executive Officer. This applies to We show our respect for the environment by striving resources that may even appear to be an endorsement to minimize any environmental hazards, conserve or contribution. This policy also applies regardless of and protect natural resources, and manage our use of whether you think that the laws of a particular country energy and other resources responsibly. allow your activities. You should direct any questions to FTI Consulting’s Chief Risk & Compliance Officer. For more information, consult the “Political Contributions” section of the Anti-Corruption Policy. See also FTI Consulting’s Anti-Corruption Policy 36 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

WAIVERS AND AMENDMENTS OF OUR CODE

WAIVERS AND AMENDMENTS OF OUR CODE Our Code and other policies apply equally to all employees, officers and directors of FTI Consulting. As such, waivers of our Code for executive officers or directors are made only in extremely limited circum- stances. Waivers for officers and non-employee directors of FTI Consulting, Inc. must be approved in advance by the Board of Directors or a Committee of the Board that has been delegated that authority, and then promptly disclosed to stockholders as required by applicable SEC rules and regulations and the law. Only the Chief Executive Officer of FTI Consulting, Inc. may grant waivers to other FTI Consulting employees. 38 FTI Consulting, Inc. CODE OF ETHICS AND BUSINESS CONDUCT

About FTI Consulting FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. FTI Consulting professionals, who are located in all major business centers throughout the world, work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. 001751 www.fticonsulting.com ©2018 FTI Consulting, Inc. All rights reserved.